EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AIRROVER WI-FI CORP.
AirRover Wi-Fi Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: that, by a Unanimous Written Consent of the Board of Directors of AirRover Wi-Fi Corp. (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and requesting the shareholders of the Corporation to consider and approve same. The resolution setting forth the proposed amendment states as follows:

RESOLVED, that Article 1 of the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article I thereof so that, as amended, such Article 1 shall be and read as follows:

ARTICLE 1
The name of the Corporation is Diamond I, Inc.

SECOND: that, thereafter, shareholders of the Corporation owning 67.53% of the outstanding capital stock of the Corporation voted for such amendment to Article 1 at a validly called special meeting of shareholders.

THIRD: that such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, AirRover Wi-Fi Corp. has caused this Certificate of Amendment to be signed by David Loflin, its President, on this 24th day of January, 2005.

AIRROVER WI-FI CORP.
a Delaware corporation

By:	/s/ DAVID LOFLIN
David Loflin President